EXHIBIT (8)(n)

STATE STREET BANK AND TRUST COMPANY
CUSTODIAN FEE SCHEDULE
SANFORD BERNSTEIN EMERGING MARKET FUND

I. GLOBAL CUSTODY Includes: Maintaining custody of assets. Settling portfolio purchases and sales. Reporting buy and sell fails. Determining and collecting portfolio income. Making cash disbursements and reporting cash transactions. Monitoring corporate actions. Withholding foreign taxes. Filing foreign tax reclaims.

A. Holding Fees (basis points per portfolio Per annum):

Group I      Group II      Group III   Group IV    Group V      Group VI   Group VII

Denmark      Australia     Austria     Belgium     Hong Kong    Argentina  Bangladesh
Euroclear    Canada        Ireland     Finland     Thailand     Brazil     China
Germany      France        Malaysia    Indonesia   Philippines  Chile      Columbia
Japan        Norway        Netherlands Italy       S. Africa    Greece     India
New Zealand  U.K.          Singapore   Mexico      S. Korea     Poland     Israel
                           Sweden      Spain       Turkey       Portugal   Pakistan
                           Switzerland                          Sri Lanka  Peru
                                                                Taiwan     Uruguay
                                                                           Venezuela

                         Group I      Group II     Group III   Group IV    Group V     Group VI   Group VII
First $100 Million       3.0          7.0          9.0         10.0        15.0        30.0       40.0
Over $100 Million        2.0          6.0          8.0          8.0        15.0        30.0       40.0

Monthly Minimum Fee: $2,000

B. Transactions Charges (U.S. Dollars):*

Group I      Group II      Group III    Group IV    Group V      Group VI
$30          $60           $75          $100         $125        $150
Canada       Austria       Argentina    Belgium      Hungary     Bangladesh
Euroclear    Chile         Australia    China        Jordan      Uruguay
Germany      Hong Kong     Brazil       Columbia     Pakistan
Japan        Italy         Indonesia    Denmark      Peru
             Mexico        Ireland      Finland
             Netherlands   Israel       France

             Switzerland   Malaysia     Greece
             Thailand      Philippines  India
             U.K.          Poland       New Zealand
                           Portugal     Norway
                           S. Africa    Singapore
                           S. Korea     Zimbabwe
                           Spain
                           Sri Lanka
                           Sweden
                           Taiwan
                           Turkey
                           Venezuela

* Electronic delivered trade transactions will be lowered by $3.00

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Settlement of Third Party Foreign Exchange (per Transaction)        $50.00

II. DOMESTIC CUSTODY CHARGES

Transactions

Holding Fees Annual Fee in Basis Points

First 50 million      3
Next 50 million       2
Over 100 million      1

State Street Bank Repos                                              $7.00
DTC or Fed Book Entry Buy/Sell                                      $12.00
New York Physical Buy/Sell                                          $25.00
PTC Buy/Sell                                                        $12.00
All other trades                                                    $16.00
Option charge for each option written or closing
 contract, per issue, per broker                                    $25.00
Option expiration/Option exercised                                  $15.00
Deliver loaned securities versus cash collateral                    $20.00
Deliver loaned securities versus securities collateral              $30.00
Receive/deliver additional cash collateral                           $6.00
Substitutions of securities collateral                              $30.00
Deliver cash collateral versus receipt of loaned securities         $15.00
Deliver securities collateral versus receipt of loaned securities   $25.00
Loan administration - mark-to-market per day, per loan               $3.00
Interest Rate Futures - no security movement                         $8.00
Monitoring for calls and processing coupons -
 for each coupon issue held - monthly charge                         $5.00
Principal reduction payments per paydown                            $10.00
Dividend charges (for items held at the request of
  traders over record date in street form)                          $50.00

III. PORTFOLIO AND FUND ACCOUNTING

Maintain investment ledgers selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund or via State Street's pricing service (see schedule IV).

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$3,750 per month

IV. PRICING SERVICE

Monthly Quote Charge: (Based on the average number of positions in portfolio)

Municipal Bonds via Muller Data                                     $21.00
Municipal Bonds via Kenny Information System                        $16.00
Government, Corporate and Convertible Bonds via Merrill Lynch       $12.00
Corporate and Government Bonds via Muller Data                      $11.00
Options, Futures and Private Placements                              $6.00
Foreign Equities and Bonds via Extel Ltd.                            $5.00
Listed Equities, OTC Equities, and Bonds                             $6.00
Corporate, Municipal, Convertible and Government Bonds,
Adjustable Rate Preferred Stocks via IDSI                            $6.00

V. SPECIAL SERVICES

Fees for activities of non-recurring nature such as consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures and other special items will be negotiated separately.

Vl. OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

Telephone
Wire Charges $5.25 per wire in and $5.00 out)
Postage and Insurance
Courier Service
Duplicating
Legal Fees
Supplies Related to Fund Records
Rush Transfer - $8.00 each
Transfer Fees
Sub-Custodian Out-of-Pocket Charges (e.g. stamp duties, registration, etc.) Price Waterhouse Audit Letter
Federal Reserve Fee for Return Check Items Over $2,500 - $4.25
GNMA Transfer - $15.00 Each

VII BALANCE CREDITS

A balance credit equal to 90% of the 90-day Treasury Bill rate, in effect the last business day of each month, will be applied to the Custodian Demand Deposit Account (U.S.) balance, net of check redemption service overdrafts, on a pro-rated basis against the fund's Custodian Fees, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 3 1st) will not be carried forward.


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SANFORD C. BERNSTEIN FUND, INC.
By:    Jean Margo Reid
Title: Secretary
Date:  August 21, 1995

STATE STREET BANK AND TRUST CO.
By:    Ronald E. Logue
Title: Executive Vice President
Date:  August 21, 1995